EXHIBIT 3.1
THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TRIAD FINANCIAL CORPORATION
TIMOTHY M. O’CONNOR CERTIFIES that:
     1. He is the Senior Vice President and Secretary, of Triad Financial Corporation, a California corporation.
     2. The Articles of Incorporation of Triad Financial Corporation, as amended to the filing date of this certificate, and setting forth an amendment to Article III, are amended and restated to read as follows (with the omissions mandated by Corporations Code Section 910(a)):
I
     The name of this corporation is TRIAD FINANCIAL CORPORATION
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     This corporation is authorized to issue one class of shares designated “Common Stock” and one class of shares designated as “Preferred Stock”. The number of shares of Common Stock authorized to be issued is one hundred thousand (100,000), no par value. The number of shares of Preferred Stock authorized to be issued is three million (3,000,000), no par value.
     (a) The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     (b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.
     (c) Any amendment, repeal or modification of any provision of this Article III shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

     (d) Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the “Board”) is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereon (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.
     3. The Third Amended and Restated Articles of Incorporation set forth above were approved by a resolution of the Board of Directors dated June 27, 2006.
     4. The Third Amended and Restated Articles of Incorporation set forth above were approved by the required shareholder vote in accordance with Corporations Code Section 902 and Section 903 on June 27, 2006. Prior to such vote corporation had one class of shares, designated “Common Stock” entitled to vote with respect to the Third Amended and Restated Articles of Incorporation. The total number of outstanding shares of Common Stock entitled to vote with respect to the Third Amended and Restated Articles of Incorporation was nine thousand sixty-nine (9,069). The number of shares of Common Stock voting in favor of the Third Amended and Restated Articles of Incorporation was nine thousand sixty-nine (9,069), which exceeded the vote required by the Common Stock. The percentage vote required of the Common Stock entitled to vote was 50.1%.

/s/ Timothy M. O’Connor
Timothy M. O’Connor, Secretary and Senior Vice President
     The undersigned declares under penalty of perjury that the matters set forth in this certificate are true and correct of his or her own knowledge, and that this declaration was executed on June 27, 2006, at Huntington Beach, California.

/s/ Timothy M. O’Connor

Timothy M. O’Connor